UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2017

Blackstone Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-213043	81-0696966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(212) 583-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☒

Item 1.01. Entry Into a Material Definitive Agreement.

Purchase Agreement Signed for $1.8 billion Industrial Portfolio

On December 19, 2017, a wholly-owned subsidiary of Blackstone Real Estate Income Trust, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) to acquire a 22 million square foot industrial portfolio (the “Portfolio”). The Portfolio will be acquired from Cabot Industrial Value Fund IV, L.P. and Cabot Industrial Value Fund IV Manager, Limited Partnership, each a third-party (collectively, the “Seller”), for approximately $1.8 billion, excluding closing costs. The Portfolio consists of 146 industrial properties primarily concentrated in Chicago (18% of November 2017 base rent), Dallas (12%), Baltimore/Washington, D.C. (12%), Los Angeles/Inland Empire (7%), South/Central Florida (7%), New Jersey (7%), and Denver (6%).

The Company believes the Portfolio’s markets benefit from attractive fundamentals. Industrial vacancy across the Portfolio’s markets has continued to decline over the past seven years and is currently just 4.6%, while rents across the Portfolio’s markets have increased 5.7% year-over-year. The continued market rent growth in the Portfolio’s markets resulted in rents on new leases exceeding rents on expiring leases by 9% in the Portfolio during the third quarter of 2017. The Company believes the Portfolio will further benefit from these attractive fundamentals as the Portfolio is currently only 90% leased versus average occupancy in the Portfolio’s markets of 95%.

The Portfolio is leased to 377 tenants including e-commerce and logistics companies such as Amazon, FedEx, and DHL as well as Coca-Cola, Fiat Chrysler, and the U.S. Government.  As of November 30, 2017, the Portfolio had a 4-year weighted average lease life with no more than 16% of square footage expiring in a single year and no single tenant occupying 5% or more of the Portfolio’s aggregate square footage. The properties in the Portfolio face competition from similarly situated properties in and around their respective submarkets.

The following table provides an overview of the Portfolio:

			As of November 30, 2017
Submarket	Square Footage (in thousands)	Number of Properties	Occupancy	Average Effective Annual Base Rent Per Leased Square Foot(1)
Chicago	4,091	24	84%	$4.65
Dallas	3,223	24	87%	$4.01
Baltimore/D.C.	1,864	19	95%	$6.03
LA/Inland Empire	1,118	12	100%	$5.66
South/Central Florida	1,121	10	99%	$5.60
Denver	1,069	7	100%	$5.04
New Jersey	945	8	100%	$6.74
Other	8,287	42	88%	$3.86
Total	21,718	146	90%	$4.62

_______________

(1)

Average effective annual base rent per leased square foot is determined from the annualized November 2017 base rent per leased square foot and excludes tenant recoveries, straight-line rent and above-below market lease amortization.

The acquisition of the Portfolio is expected to be funded through a combination of cash on hand (which primarily consists of proceeds from the Company’s ongoing public offering), property-level debt and borrowings under the Company’s line of credit. The property-level debt is still being negotiated with potential lenders and detailed terms have not been agreed upon at this time. Pursuant to the Purchase Agreement, BREIT Operating Partnership L.P. has provided a guaranty with respect to the $125.0 million termination fee required upon termination of the Purchase Agreement due to a default by the purchaser under the Purchase Agreement, subject to certain exceptions and the other terms and conditions more particularly set forth therein.

We plan to engage the Seller’s sponsor to provide certain services for the Portfolio for a fee and an incentive compensation arrangement, which will be finalized in connection with closing.

The Company expects the closing of the acquisition of the Portfolio to occur in March or April 2018, subject to a number of closing conditions. There is no assurance that we will close the acquisition of the Portfolio on the terms described above or at all.

The foregoing summary description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s Registration Statement on Form S-11 (File No. 333-213043) and in the Company’s annual report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Interest Purchase Agreement between a subsidiary of the Company and the Seller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

Date: December 20, 2017
	By:	/s/ Leon Volchyok
	Name:	Leon Volchyok
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary